UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2013

RTI SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31271	59-3466543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11621 Research Circle, Alachua, Florida	32615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 418-8888

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 30, 2013, RTI Surgical, Inc. (formerly known as RTI Biologics, Inc.), a Delaware corporation (the “Company”), entered into a First Amendment (the “Amendment”) to the Second Amended and Restated Loan Agreement, dated as of July 16, 2013 (the “Loan Agreement”), among the Company, as Borrower, TD Bank, N.A. and Regions Bank, as Lenders, and TD Bank, N.A., as administrative agent for the Lenders. Capitalized terms used in this Current Report on Form 8-K without definition have the meanings assigned to those terms in the Loan Agreement.

The parties to the Loan Agreement entered into the Amendment in order to: (i) clarify the rights of the Company to make certain Distributions with respect to the Preferred Stock; (ii) modify the interest rate payable with respect to (a) certain Advances under the Revolving Credit and (b) the unpaid principal balance of the Term Loan, in each case, as determined by the Leverage Ratio; (iii) modify certain financial covenants; and (iv) modify the definition of Extraordinary Expenses.

The foregoing description of the First Amendment to the Second Amended and Restated Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached to this Current Report on Form 8-K as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	First Amendment to the Second Amended and Restated Loan Agreement dated December 30, 2013 by and among RTI Surgical, Inc., TD Bank, N.A., a national banking association, as administrative agent for the Lenders and each of the Lenders from time to time a party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RTI SURGICAL, INC.

Date: December 30, 2013	By:	/s/ Robert P. Jordheim
	Name:	Robert P. Jordheim
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

RTI Surgical, Inc.

Form 8-K Current Report

Exhibit Number	Description of Document

10.1	First Amendment to the Second Amended and Restated Loan Agreement dated December 30, 2013 by and among RTI Surgical, Inc., TD Bank, N.A., a national banking association, as administrative agent for the Lenders and each of the Lenders from time to time a party thereto.